Exhibit 99.1

Cepton Technologies and Growth Capital Acquisition Corp. Announce Closing of Business Combination

SAN JOSE, CA, February 10, 2022 – Cepton Technologies, Inc. (“Cepton”), a Silicon Valley innovator and leader in high-performance MMT® lidar solutions and Growth Capital Acquisition Corp. (“GCAC”) (Nasdaq: GCAC), announced today the completion of their previously announced business combination. The combined company has been renamed Cepton, Inc. and its common stock and warrants are expected to commence trading on the Nasdaq Capital Market under the new ticker symbols “CPTN” and “CPTNW”, respectively, on Friday, February 11, 2022. The business combination was approved at a special meeting of GCAC’s stockholders on Wednesday, February 9, 2022.

“Today is a special milestone for Cepton,” said Dr. Jun Pei, Cepton’s Co-Founder and CEO. “We founded Cepton with the goal of enabling safe and autonomous transportation for everyone, and today’s announcement is another step in making that vision a reality. As a public company we remain focused on the goals of mass-market lidar adoption in consumer vehicles and expanding our market leadership position, while driving value for all of Cepton’s stakeholders.”

George Syllantavos, co-CEO of GCAC, added “We are thrilled with the successful completion of this business combination. Cepton is a company at the forefront of technological advancements with the largest known ADAS lidar series production award in the industry and ongoing engagements with all of the Top 10 global OEMs. We are excited about the future and continuing to support the company in its public phase.”

“I am impressed by the elegant technical solutions that Cepton is bringing to the lidar industry in addressing automotive ADAS needs. I’m certain that Cepton’s solutions will gain further commercial success in automotive and other markets. Time works in Cepton’s favor now that its public life has began, and its vision is on track to materialize”, said Akis Tsirigakis, co-CEO of GCAC.

The combined company will continue to be led by Dr. Jun Pei alongside the rest of the current Cepton management team. George Syllantavos, co-CEO of GCAC, will serve as a director of Cepton.

About Cepton Technologies, Inc.

Cepton is a Silicon Valley innovator of lidar-based solutions for automotive (ADAS/AV), smart cities, smart spaces and smart industrial applications. With its patented Micro Motion Technology (MMT®), Cepton aims to take lidar mainstream and achieve a balanced approach to performance, cost and reliability, while enabling scalable and intelligent 3D perception solutions across industries.

Cepton has been awarded the largest known ADAS lidar series production award in the industry to date, based on the number of vehicle models awarded, to support General Motors’ Ultra Cruise program. Cepton is also engaged with all other Top 10 global OEMs.

Founded in 2016 and led by industry veterans with decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, CA and has a center of excellence facility in Troy, MI to provide local support to the OEM and Tier 1-studded Metro Detroit area. Cepton also has a presence in Germany, Canada, Japan, India and China to serve a fast-growing global customer base. For more information, visit www.cepton.com and follow Cepton on Twitter and LinkedIn.

About Growth Capital Acquisition Corp.

GCAC was formed as a Delaware blank check company, also commonly referred to as a special purpose acquisition company (or SPAC), formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities in any industry or geographic region. Prior to the business combination, GCAC was led by its Co-Chief Executive Officers, Akis Tsirigakis and George Syllantavos.

Advisors

J.P. Morgan Securities LLC (“J.P. Morgan”) served as financial advisor to Cepton and O'Melveny & Myers LLP served as legal counsel to Cepton. Maxim Group LLC (“Maxim”) served as financial advisor to Growth Capital and Ellenoff Grossman & Schole LLP served as legal counsel to Growth Capital.

J.P. Morgan acted as lead placement agent to Growth Capital. Maxim also served as joint placement agent. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to the placement agents.

Maxim and Craig-Hallum Capital Group LLC acted as capital markets advisors to Growth Capital. RBC Capital Markets acted as capital markets advisor to Cepton.

Cepton Technologies, Inc. Contacts

Investors: InvestorRelations@cepton.com

Media: Faithy Li, media@cepton.com

Source: Cepton Technologies, Inc.

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